Exhibit 99.1

Emergent BioSolutions Announces Retirement of Dr. Louis W. Sullivan from Board of Directors

GAITHERSBURG, Md., November 12, 2025 (GLOBE NEWSWIRE) – Emergent BioSolutions (NYSE: EBS) announced today that Dr. Louis W. Sullivan will retire from the company’s Board of Directors effective November 14 after 19 years of service to the company and its shareholders.

“For nearly two decades, Dr. Sullivan has been a trusted advisor and champion of Emergent’s mission to protect and save lives,” said Joe Papa, president and CEO of Emergent. “On behalf of the Board and the entire Emergent team, I want to thank him for his distinguished leadership and contributions. We wish him all the best.”

Dr. Sullivan served on Emergent’s Board of Directors since 2006, and most recently served as chair of the compensation committee and a member of the nominating and corporate governance committee. His independence and experience in healthcare, government and biotechnology helped guide critical decisions through Emergent’s history, including its current multi-year transformation. He served as president of Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002 and was Secretary of the Department of Health and Human Services from 1989 to 1993.

About Emergent BioSolutions
At Emergent, our mission is to protect and save lives. For over 25 years, we’ve been at work preparing those entrusted with protecting public health. We deliver protective and life-saving solutions for health threats like smallpox, mpox, botulism, Ebola, anthrax and opioid overdose emergencies. To learn more about how we help prepare communities around the world for today’s health challenges and tomorrow’s threats, visit our website and follow us on LinkedIn, X, Instagram, Apple Podcasts and Spotify.
Investor Contact:
Richard S. Lindahl
Executive Vice President, CFO
lindahlr@ebsi.com

Media Contact:
Assal Hellmer
Vice President, Communications
mediarelations@ebsi.com